Exhibit 5.1

                              OPINION OF COUNSEL





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                                                     November 5, 1997



JetFax, Inc.
1376 Willow Road
Menlo Park, California 94025

     Re:  Registration Statement on Form S-8
          ----------------------------------

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 7, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 4,139,892 shares of your Common Stock (the "Shares") reserved for issuance under the 1989 Stock Option Plan, 1995 Stock Plan, 1997 Directors' Stock Option Plan and the 1997 Employee Stock Purchase Plan (collectively, the "Plans"). As legal counsel for JetFax, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

    It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        GENERAL COUNSEL ASSOCIATES LLP

                                        /s/General Counsel Associates LLP




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